Exhibit 99.CODE ETH


                           INVESTMENT COMPANY COMPLEX
                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS
                         Pursuant to Section 406 of the
                           Sarbanes-Oxley Act Of 2002


                  Foxby Corp.

                  Global Income Fund, Inc.

                  Midas Dollar Reserves, Inc.

                  Midas Special Equities Fund, Inc.

                  Midas Fund, Inc.


I.   Covered Officers/Purpose of the Code

     The Code of Ethics (this "Code") of the Investment Company Complex for the investment companies within the complex (collectively, the "Funds" and each, a "Fund") applies to the Principal Executive Officer and Principal Financial Officer of each Fund (the "Covered Officers" each of whom are set forth in Exhibit A) for the purpose of promoting:

o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

o full, fair, accurate, timely and understandable disclosure in reports and documents that a Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

o    compliance with applicable laws and governmental rules and regulations;

o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

o    accountability for adherence to the Code.

     Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

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II.  Covered Officers Should Handle Ethically Actual and Apparent Conflicts of
     Interest

     Overview. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his/her service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his/her position with the Fund.

     Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The Fund's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

     Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds' Board of Directors ("Boards") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.


                                     * * * *
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Each Covered Officer must:

o not use his/her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

o not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund;

o not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

o report at least annually, affiliations or other relationships related to potential conflicts of interest set forth in the Fund's Directors and Officers Questionnaire.

     There are some conflict of interest situations that should always be subject to advance approval by the Chief Compliance Officer if material. Examples of these include:

o    service as a director on the board of any public or private company;

o    the receipt of any nominal or non-nominal gifts in excess of $100;

o the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

o any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than their investment adviser, principal underwriter, administrator or any affiliated person thereof;

o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III. Disclosure and Compliance

o Each Covered Officer should familiarize himself/herself with the disclosure requirements generally applicable to the Fund;

o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's directors and auditors, and to governmental regulators and self-regulatory organizations;


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o    each Covered Officer should, to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Funds and the advisers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

o it is the responsibility of each Covered Officer to promote compliance with standards and restrictions imposed by applicable laws, rules and regulations.

IV.  Reporting and Accountability

Each Covered Officer must:

o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm to the Board that he/she has received, read, and understands the Code;

o annually thereafter affirm to the Board that he/she has complied with the requirements of the Code;

o not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

o notify the Chief Compliance Officer promptly if he/she knows of any violation of this Code. Failure to do so is itself a violation of this Code

     The Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by a Covered Officer will be considered by the Board of Directors ("Board").

     The Funds will follow these procedures in investigating and enforcing this
Code:

o the Chief Compliance Officer will take all appropriate action to investigate any potential violation reports to him/her.

o if, after such investigation, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer is not required to take any further action;

o any matter that the Chief Compliance Officer believes is a violation will be reported to the Board;

o if the Board concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

o    the Board will be responsible for granting waivers, as appropriate; and

o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.


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V.   Other Policies and Procedures

     This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds' adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superceded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds', their investment adviser's and principal underwriter's codes of ethics under Rule 17 j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.  Amendments

     Any material changes to this Code must be approved by the Board of Directors, including a majority of independent directors, of each Fund, no later than six months after adoption of such material change. Before approving any such amendment to this Code, the Board of Directors of each Fund must receive a certification from the Funds that it has adopted procedures reasonably necessary to prevent Covered Officers from violating the Code.

VII. Confidentiality

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board.

VIII. Internal Use

     The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.



March 9, 2006

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                                   Exhibit A

                                Covered Officers

Principal Executive Officer                     Thomas B. Winmill

Principal Financial Officer                     Thomas O'Malley